Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statements (Forms S-8 Nos. 333-227965, 333-230164, 333-236701, 333-253530, 333-262923 and 333-270098) pertaining to the Amended and Restated 2018 Equity Incentive Plan and 2018 Employee Stock Purchase Plan of Allogene Therapeutics, Inc., and

(2)Registration Statement (Form S-3 No. 333-268117) of Allogene Therapeutics, Inc.;

of our report dated March 14, 2024, with respect to the consolidated financial statements of Allogene Therapeutics, Inc. included in this Annual Report (Form 10-K) of Allogene Therapeutics, Inc. for the year ended December 31, 2023.
/s/ Ernst & Young LLP
San Mateo, California
March 14, 2024